Exhibit 10.13

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) PURSUANT TO REGISTRATION UNDER THE ACT AND/OR APPLICABLE STATE SECURITIES LAWS OR (II) IN COMPLIANCE WITH AN EXEMPTION THEREFROM AND ACCOMPANIED, IF REQUESTED BY THE COMPANY, WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH AN EXEMPTION THEREFROM.

PHOTOTRON HOLDINGS, INC.

SENIOR SECURED PROMISSORY NOTE

PRINCIPAL AMOUNT: $349,790.68	October 12, 2011

FOR VALUE RECEIVED, the undersigned, Phototron Holdings, Inc., a Delaware corporation (the “Company”), promises to pay to the order of W-Net Fund I, L.P., or its registered assigns (the “Holder”), the Principal Amount specified above plus simple interest at a fixed rate equal to twelve percent (12%) per annum.  The Principal Amount specified above includes outstanding principal and interest under that certain Senior Secured Promissory Note issued by the Company to the Holder on August 23, 2011 (the “Existing Note”), which indebtedness has been converted into this Senior Secured Promissory Note (this “Note”).  The Company and the Holder hereby agree that the Existing Note is hereby terminated and shall have no further force and effect.  Interest shall be calculated on the basis of actual number of days elapsed over a year of 365 days and shall accrue from the date of this Note.  Notwithstanding any other provision of this Note, the Holder does not intend to charge and the Company shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to the Company or credited to reduce principal hereunder.  All payments (including prepayments) received by the Holder will be applied first to costs of collection, if any, then to interest and the balance to principal.

This Note is issued as part of a series of notes (collectively, the “Notes”) to the persons and entities listed on the Schedule of Purchasers attached hereto as Exhibit A (collectively, the “Holders”).  As additional consideration for the purchase of this Note, the Holder will receive a Common Stock Purchase Warrant in substantially the form attached hereto as Exhibit B, to purchase that number of shares of the Company’s common stock, par value $0.0001 per share, determined by dividing fifty percent (50%) of Principal Amount by $0.10, exercisable for a period of five (5) years, at an exercise price of $0.10 per share.

The Company’s obligations under this Note are secured by a security agreement dated as of October 12, 2011 (the “Security Agreement”) and executed by the Company for the benefit of the Holder.  Additional rights of the Holder are set forth in the Security Agreement.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject and to which the Holder, by the acceptance of this Note, agrees:

1.           Payment of Principal and Interest.  The outstanding principal balance and accrued interest on this Note shall be due and payable on the earliest to occur of (the “Maturity Date”): (i) any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary; (ii) any (a) merger or consolidation of the Company with or into any other entity or entities in which the stockholders of the Company do not own, directly or indirectly, more than 50% of the outstanding voting power of the surviving entity (assuming conversion and/or exercise of all issued and outstanding options, warrants and other convertible securities), (b) sale, transfer or other disposition of all or substantially all of the assets of the Company, (c) closing of a transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s then-outstanding securities if, after such closing, such person or group of affiliated persons would hold more than 50% of the outstanding voting stock of the Company, and (d) an initial public offering; and (iii) August 22, 2012.  Payments of principal and interest will be made by check or wire transfer of immediately available United States funds sent to the Holder at the address or wire transfer instructions furnished to the Company for that purpose.  The Notes shall rank equally without preference or priority of any kind over one another, and all payments (including any prepayment) on account of principal and interest with respect to any of the Notes shall be applied ratably and proportionately on the outstanding Notes on the basis of the principal amount of the outstanding indebtedness represented thereby and shall be made pro rata among all Holders on the basis of the principal amount of the outstanding indebtedness represented by all of the Notes.

1.1.          Payment Schedule.

1.1.1          On the Maturity Date, the Company shall pay to the Holder the outstanding principal amount, all accrued but unpaid interest thereon and all other amounts owing to the Holder in respect of this Note.

1.1.2          Upon the payment in full of all amounts due and owing under this Note, the Holder shall promptly surrender this Note to or as directed by the Company.

1.2.          Prepayment.  Notwithstanding the foregoing, the Company may prepay this Note at any time prior to the Maturity Date without penalty.  All such amounts paid toward the satisfaction of this Note shall be applied first to the payment of accrued and unpaid interest and other amounts owing to the Holder in respect of this Note and then to the retirement of principal.

2.            Events of Default.  Holders holding a majority in interest of the aggregate outstanding principal amount of the Notes (the “Requisite Holders”) may declare the entire unpaid principal and accrued interest on the Notes to be immediately due and payable, by a notice in writing to the Company, and from the time of the Company’s receipt of such written notice until this Note shall be paid in full, the unpaid outstanding principal balance of this Note shall bear interest at the rate of fifteen percent (15%) per annum (calculated on the basis of a three hundred sixty-five (365) day year for the actual number of days elapsed), compounded annually, if any of the following events shall occur (each an “Event of Default”):

2.1.           Default in the payment of principal of the Notes or accrued interest thereon when due, which default shall not have been cured within fifteen (15) days of notice thereof from any Holder to the Company, subject to Section 4; or

2.2.           Breach by the Company of any material provisions of any agreement between the Company and any of the Holders; or

2.3.           The institution by the Company of a case under any chapter of Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or any proceedings to be adjudicated insolvent, or the consent by the Company to an order of relief concerning the Company in a case under any chapter of the Bankruptcy Code or any other insolvency proceedings against the Company under any federal or state law, or the consent by the Company to or acquiescence in the filing of any petition relating thereto, or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as such debts become due; or

2.4.           Commencement of proceedings against the Company under any chapter of the Bankruptcy Code or seeking liquidation, dissolution or similar relief against the Company under any present or future statute, law or regulations which proceedings shall not have been dismissed or stayed within thirty (30) days of commencement thereof, or the setting aside of any such stay of any such proceedings, or the appointment without the consent or acquiescence of the equity holders of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial portion of the properties of the Company which appointment shall not have been vacated within thirty (30) days thereof.

3.             Waiver of Notice; Fees.  The Company hereby waives notice, presentment, protest and notice of dishonor.  Other than pursuant to a writing by the Holder, no failure to exercise any right of the Holder with respect to this Note, nor any delay in, or waiver of, the exercise thereof, shall impair any such right or be deemed to be a waiver thereof.  If the Holder is required to commence legal proceedings or incur any other cost to collect amounts due and payable hereunder or to enforce its rights under this Note, the Company shall be liable to pay or reimburse the Holder for all reasonable costs and expenses incurred in connection with the collection of such amounts and any such legal proceedings, including without limitation attorneys’ fees.

4.             Transfer of this Note.  With respect to any offer, sale or other disposition of this Note, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of the Holder’s counsel to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect).  Upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company, as promptly as practicable, shall notify the Holder that the Holder may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company.  Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for the Company such legend is not required.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

5.             Prepayment.  The Company may prepay this Note at any time.

6.             Representations and Warranties.  In connection with the transactions provided for herein:

6.1.           Company.  The Company hereby represents and warrants to the Holder that all corporate action on the part of the Company necessary for the authorization, execution and delivery of this Note by the Company and the performance of the Company’s obligations hereunder has been taken.  This Note, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

6.2.           Holder.  The Holder hereby represents and warrants to the Company that the Holder is an accredited investor within the meaning of Regulation D prescribed by the Securities and Exchange Commission pursuant to the Act, is acquiring this Note for the Holder’s own account and not with a view to, or for resale in connection with, any distribution thereof, and has received all information the Holder considers necessary or appropriate for deciding whether to acquire the Securities.

7.             Miscellaneous.

7.1.           Successors and Assigns.  Subject to the exceptions specifically set forth in this Note, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties, provided, however, that principal and interest are payable hereunder only to the registered Holder of this Note.

7.2.           Loss or Mutilation of Note.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to the Company, in the case of loss, theft or destruction, or the surrender and cancellation of this Note, in the case of mutilation, the Company shall execute and deliver to Holder a new Note of like tenor and denomination as this Note.

7.3.           Titles and Subtitles.  The titles and subtitles of the sections of this Note are used for convenience only and shall not be considered in construing or interpreting this Note.

7.4.           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex, electronic mail or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent:

If to the Company, to:	20259 Ventura Boulevard
Woodland Hills, CA 91364
Attn: Chief Executive Officer
E-mail: doug@growlifeinc.com
Facsimile: (818) 992-0202

If to the Holder, to:	12400 Ventura Boulevard, Suite 327
Studio City, CA 91604
Attn: Chief Executive Officer
E-mail: dweiner@w-net.com
Facsimile: (818) 474-7589

or at such other address, e-mail address or facsimile number as the Company or the Holder may designate by ten (10) days advance written notice.

7.5.           Note Holder Not Stockholder.  This Note does not confer upon the Holder any right to vote or to consent to or to receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder.

7.6.           Governing Law.  The terms of this Note shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California, without giving effect to conflicts of laws principles.

7.7.           Waiver and Amendment.  Any term of this Note may be amended, waived or modified with the written consent of the Company and the Holder; provided, that if such amendment is to be made to all the Notes and affects all Holders of the Notes equally (except for such differences as arise solely from the differing principal amounts of such Notes), then the Holder agrees with the Company that such amendment may be effected upon the written consent of the Requisite Holders.  Any amendment, waiver or modification of the Notes in accordance with this Section 7.7 shall be binding on the holders of all Notes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first above written.

PHOTOTRON HOLDINGS, INC.

By:	/s/ Brian B. Sagheb
Brian Sagheb
Chief Executive Officer

ACKNOWLEDGED:

W-NET FUND I, L.P.

By: W-Net Fund GP I, LLC
Its: General Partner

By:	/s/ David Weiner
David Weiner
Manager

EXHIBIT A

SCHEDULE OF PURCHASERS

HOLDER	ISSUANCE DATE	PRINCIPAL AMOUNT
Europa International, Inc.	October 8, 2011	$100,000.00
W-Net Fund I, L.P.	October 12, 2011	$349,790.68

EXHIBIT B

FORM OF COMMON STOCK PURCHASE WARRANT